Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

June 26, 2026

Reference is made to that certain sales agreement, dated as of March 31, 2026 (the “Sales Agreement”), by and between Cheetah Net Supply Chain Service Inc., a Delaware corporation (the “Company”), and AC Sunshine Securities LLC (the “Sales Agent”), relating to the offer and sale from time to time of shares of the Company’s Class A common stock, par value $0.0001 per share, pursuant to the Company’s registration statement on Form S-3, File No. 333-281820, including the prospectus supplement relating to the offering of shares of Class A common stock pursuant to the Sales Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Sales Agreement

As permitted by Section 11(e) of the Sales Agreement and by mutual agreement of the parties, the Company and the Sales Agent hereby agree that the Sales Agreement shall be terminated in its entirety, effective as of the close of business on June 26, 2026 (the “Termination Time”).

The Company represents that, as of the Termination Time:

1.	No Placement Notice (or equivalent notice under the Sales Agreement) remains in effect.

2.	No sale of Placement Shares has been executed by the Sales Agent that remains unsettled, other than the transactions identified on Schedule A attached hereto, if any.

The Sales Agent acknowledges that as of the date hereof, no amounts, fees or expenses are due to the Sales Agent from the Company.

The parties acknowledge and agree that:

1.	The termination of the Sales Agreement shall not affect the rights or obligations of the parties with respect to any sales of Placement Shares effected prior to the Termination Time.

2.	Section 7(g), Section 9, Section 10, Section 11(f), Section 16 and Section 17 of the Sales Agreement shall remain in full force and effect in accordance with Section 11(e) of the Sales Agreement.

3.	Following the Termination Time, the Sales Agent shall have no obligation to offer or sell Placement Shares pursuant to the Sales Agreement, and the Company shall have no right to deliver any additional Placement Notices thereunder.

Except for obligations expressly surviving pursuant to the terms of the Sales Agreement, each party hereby releases and discharges the other party from any further obligations under the Sales Agreement arising after the Termination Time.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of laws.

Please indicate your agreement to the foregoing by signing below.

Very truly yours,

CHEETAH NET SUPPLY CHAIN SERVICE INC.

By:	/s/ Huan Liu
Name:	Huan Liu
Title:	CEO, Interim CFO, Director, and Chairman of the Board of Directors

AGREED AND ACCEPTED:

AC SUNSHINE SECURITIES LLC

By:	/s/ Ying Cui
Name:	Ying Cui
Title:	President and CEO